Exhibit 99.1

FOR IMMEDIATE RELEASE

Summary:	Mercantile Bankshares Corporation — Community Bank of Northern Virginia Merger Approved by Community Bank of Northern Virginia Shareholders

STERLING, Virginia, May 16, 2005 — The Special Meeting of Shareholders of Community Bank of Northern Virginia (Nasdaq: CBNV) was held this morning in McLean, Virginia.

At that meeting, 82.6% of the outstanding shares voted in favor of the Board of Directors’ proposal to merge CBNV with and into Mercantile-Safe Deposit and Trust Company (MSD&T), a wholly owned subsidiary of Mercantile Bankshares Corporation (Nasdaq: MRBK) of Baltimore, Maryland. The necessary state and federal bank regulators have approved the merger between MSD&T and CBNV. The merger is scheduled to close on May 18, 2005.

Edward J. Kelly III, Chairman, President and CEO of Mercantile Bankshares stated, “I am delighted by the vote of confidence that the Community Bank shareholders have given this combination.  This acquisition adds significant value to our franchise, putting us years ahead of our de novo expansion plans in the greater Washington area.  I have every expectation that this acquisition will not only better serve existing Community Bank customers, but also yield returns for our shareholders in the relatively near term.”

Investors and security holders may obtain a free copy of the proxy statement/prospectus and other documents filed by Community Bank of Northern Virginia and Mercantile Bankshares Corporation with the SEC at the SEC’s Web site at http://www.sec.gov.   In addition, investors and security holders may obtain free copies of the documents filed with the FDIC by Community Bank of Northern Virginia by contacting Dale Phelps, Community Bank of Northern Virginia, 107 Free Court, Sterling, VA 20164, telephone: 703- 444-7634 or from Community Bank of Northern Virginia’s Web site at www.cbnv.com. Investors and security holders may obtain free copies of the documents filed with the SEC by Mercantile Bankshares Corporation by contacting David Borowy, Mercantile Bankshares Corporation, Two Hopkins Plaza, Baltimore, MD 21201, telephone: 410-347-8039.

Mercantile Bankshares Corporation, with more than $14 billion in assets, is a regional multibank holding company with headquarters in Baltimore, Maryland. It is comprised of Mercantile-Safe Deposit and Trust Company, 10 community banks and a mortgage banking company.  Its 11 banks serve communities in Maryland, Washington, D.C., Northern Virginia, the Delmarva Peninsula and southern Pennsylvania.  Mercantile-Safe Deposit and Trust Company represents approximately 40% of total assets and operates 42 offices in Maryland, Northern Virginia, Washington, D.C., and southern Pennsylvania. Additional information is available at www.mercantile.com.

Contact:

David E. Borowy

Investor Relations

410-347-8361

David.Borowy@mercantile.com